                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)*

                          MONACO COACH CORPORATION
                  ----------------------------------------
                              (NAME OF ISSUER)

                                COMMON STOCK
                  ----------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                               60886R-10-3
                  ----------------------------------------
                              (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of  12  Pages

CUSIP NO. 60886R-10-3                 13G                 PAGE  2  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Partners Holdings 2, L.L.C.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA - DE
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  660,214
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  660,214
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        Limited Liability Company
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 60886R-10-3                 13G                 PAGE  3  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Investments 5, Inc.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA - DE
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  0
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  0
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 60886R-10-3                 13G                 PAGE  4  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Investment Partners II
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA - DE
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  0
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  0
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 60886R-10-3                 13G                 PAGE  5  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Peter E. Bennett
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  0
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  0
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 60886R-10-3                 13G                 PAGE  6  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Michael J. Kluger
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  1,000
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  1,000
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        661,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 60886R-10-3                 13G                 PAGE  7  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carl E. Ring, Jr.
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  0
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  0
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 60886R-10-3                 13G                 PAGE  8  OF  12  PAGES

-------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Paul J. Huston
-------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   /X/
-------------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                              5   SOLE VOTING POWER

                                  0
                             --------------------------------------------------
                              6   SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY                   0
   OWNED BY EACH             --------------------------------------------------
 REPORTING PERSON             7   SOLE DISPOSITIVE POWER
       WITH
                                  0
                             --------------------------------------------------
                              8   SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        660,214
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        12.01%
-------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME OF AND ADDRESS OF ISSUER.

              Monaco Coach Corporation
              91320 Coburg Industrial Way
              Coburg, Oregon  97408

ITEMS 2(a)-(c).  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

        This Statement is filed by:

        Liberty Partners Holdings 2, L.L.C. ("LCC");
        Liberty Partners, L.P. ("LP"), Manager of LLC;
        Liberty Investment Partners II ("LIP") , non-voting member of LLC; Liberty Investments 5, Inc. ("LP5"), non-voting member of LLC; Liberty Capital Partners, Inc. ("LCP"), LP's general partner;
        and Carl E. Ring ("Ring"), Peter E. Bennett ("Bennett"), Paul J. Huston ("Huston") and Michael J. Kluger ("Kluger"), who are directors and stockholders of LCP and beneficial owners of LIP (collectively, the "Stockholders").

     The business address of LCC, LP, LCP, LIP and the Stockholders is 1177 Avenue of the Americas, New York, New York 10036. LP and LIP are Delaware limited partnerships; LCP and LC5 are Delaware corporations; LLC is a Delaware limited liability company; and Ring, Bennett, Huston and Kluger are U.S. citizens.

     LLC, LP, LP5, LCP, LIP and the Managers are individually referred to herein as "Reporting Person" and collectively as the "Reporting Persons."

ITEMS 2(d) AND (e).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

              Common Stock, CUSIP # 60886R-10-3

ITEM 3.       NOT APPLICABLE.

ITEM 4.       OWNERSHIP.

          Of the shares that are the subject matter of this filing six hundred and sixty thousand two hundred and fourteen shares (660,214) of Common Stock are held of record by the State Board of Administration of Florida ("SBA"). LCP is the general partner of LP, who has sole voting and investment power over these shares.


     (a)  See Row 9 for the amount beneficially owned by each Reporting Person.
     (b) See Row 11 for the percentage of class beneficially owned by each Reporting Person.
     (c) See Rows 5-8 for the voting and disposition power of each Reporting Person.

ITEM 5.       NOT APPLICABLE.

ITEM 6.       NOT APPLICABLE.

ITEM 7.       NOT APPLICABLE.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

     The Reporting Persons may be deemed to be a "group" for the purposes of
Section 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other person on whose behalf this statement is filed constitute a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such persons. A copy of the Agreement Relating to Joint Filing of Schedule 13(G) is attached hereto as Exhibit A.

ITEM 9.       NOT APPLICABLE.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: 12/12/98
       -----------------



                                    /s/  Peter E. Bennett
                               _____________________________________________
                               Peter E. Bennett, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.

                                    /s/  Paul J. Huston
                               _____________________________________________
                               Paul J. Huston, individually, and on behalf
                               of LCP in his capacity as an officer thereof
                               which is the general partner of LP, which is
                               Manager of LLC, and as an officer of LP5 and
                               on behalf of  LIP in his capacity as a
                               general partner thereof.


                                    /s/  Michael J. Kluger
                               _____________________________________________
                               Michael J. Kluger, individually, and on
                               behalf of LCP in his capacity as an officer
                               thereof which is the general partner of LP,
                               which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.


                                    /s/  Carl E. Ring, Jr.
                               _____________________________________________
                               Carl E. Ring, Jr., individually, and on
                               behalf of LCP in his capacity as an officer
                               thereof which is the general partner of LP,
                               which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.

                                                                     EXHIBIT A

             AGREEMENT RELATING TO JOINT FILING OF SCHEDULE 13G

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Monaco Coach Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

     This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned is a member of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended and the rules thereunder.

Dated: 12/12/98
       ---------------
                                 /s/  Peter E. Bennett
                            _____________________________________________
                            Peter E. Bennett, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.


                                 /s/  Paul J. Huston
                            _____________________________________________
                            Paul J. Huston, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of LIP in his capacity as a general partner thereof.


                                 /s/  Michael J. Kluger
                            _____________________________________________
                            Michael J. Kluger, individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                            LIP in his capacity as a general partner thereof.


                                 /s/  Carl E. Ring, Jr.
                            _____________________________________________
                            Carl E. Ring, Jr., individually, and on behalf of LCP in his capacity as an officer thereof which is the general partner of LP, which is Manager of LLC, and as an officer of LP5 and on behalf of
                            LIP in his capacity as a general partner thereof.